AMENDED and RESTATED

MANAGEMENT CONTRACT

between

FIDELITY OXFORD STREET TRUST:

FIDELITY SAI INFLATION-FOCUSED FUND

and

GEODE CAPITAL MANAGEMENT, LLC

AGREEMENT AMENDED and RESTATED as of this 1st day of January, 2020, by and between Fidelity Oxford Street Trust, a Delaware statutory trust which may issue one or more series of shares of beneficial interest (hereinafter called the “Trust”), on behalf of Fidelity SAI Inflation-Focused Fund (hereinafter called the “Fund”), and Geode Capital Management, LLC, a Delaware limited liability company (hereinafter called the “Adviser”), as set forth in its entirety below.

1.

 (a)

Investment Advisory Services. The Adviser undertakes to act as investment adviser, commodity pool operator, and commodity trading advisor of the Fund and shall, subject to the supervision of the Trust’s Board of Trustees, direct the investments of the Fund in accordance with the investment objective, policies and limitations as provided in the Fund’s Prospectus or other governing instruments, as amended from time to time, the Investment Company Act of 1940 and rules thereunder, as amended from time to time (the “1940 Act”), and such other limitations as the Fund may impose by notice in writing to the Adviser. The Adviser is authorized, in its discretion and without prior consultation with the Fund, to buy, sell, lend and otherwise trade in any stocks, bonds and other securities and investment instruments on behalf of the Fund. The investment policies and all other actions of the Fund are and shall at all times be subject to the control and direction of the Trust’s Board of Trustees.

(b)

Management Services. The Adviser shall maintain the existence and records of the Fund’s wholly owned subsidiary and perform the following additional services:

(1)

The Adviser will, at its expense, furnish (i) all necessary investment and management facilities, including salaries of personnel required for it to execute its duties faithfully, and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the investment affairs of the Fund (excluding determination of net asset values and shareholder accounting services); (2) the Adviser will maintain all accounts, books and records with respect to the Fund as are required of an investment adviser of a registered investment company pursuant to the 1940 Act and the rules thereunder. The Adviser agrees that such records are the property of the Trust, and will be surrendered to the Trust promptly upon request.  Fidelity Management and Research Company LLC (hereinafter called the “Administrator”) shall be granted reasonable access to the records and documents in the Adviser’s possession relating to the Fund; (3) the Adviser shall provide such information as is necessary to enable the Administrator and its affiliates to prepare and update the Trust’s registration statement (and any supplement thereto) and the Fund’s financial statements.  The Adviser understands that the Trust and the Administrator and its affiliates will rely on such information in the preparation of the Trust’s registration statement and the Fund’s financial statements, and hereby covenants that any such information approved by the Adviser expressly for use in such registration and/or financial statements shall be true and complete in all material respects; and (4) the Adviser will vote the Fund’s investment securities in the manner in which the Adviser believes to be in the best interests of the Fund, and shall review its proxy voting activities on a periodic basis with the Trustees.

The Adviser shall also furnish such reports, evaluations, information or analyses to the Trust as the Trust’s Board of Trustees may request from time to time or as the Adviser may deem to be desirable. The Adviser shall make recommendations to the Trust’s Board of Trustees with respect to Trust policies, and shall carry out such policies as are adopted by the Trustees. The Adviser shall, subject to review by the Board of Trustees, furnish such other services as the Adviser shall from time to time determine to be necessary or useful to perform its obligations under this Contract.

(c)

The Adviser shall place all orders for the purchase and sale of portfolio securities for the Fund’s account with brokers or dealers selected by the Adviser, which may include brokers or dealers affiliated with the Adviser. The Adviser shall use its best efforts to seek to execute Fund transactions at prices which are advantageous to the Fund and at commission rates which are reasonable in relation to the benefits received. In selecting brokers or dealers qualified to execute a particular transaction, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) to the Fund and/or the other accounts over which the Adviser or its affiliates exercise investment discretion. The Adviser is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a Fund transaction for the Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer. This determination may be viewed in terms of either that particular transaction or the overall responsibilities which the Adviser and its affiliates have with respect to accounts over which they exercise investment discretion. The

Trustees of the Trust shall periodically review the commissions paid by the Fund to determine if the commissions paid over representative periods of time were reasonable in relation to the benefits to the Fund.

The Adviser shall, in acting hereunder, be an independent contractor. The Adviser shall not be an agent of the Fund.

2.

For the services and facilities to be furnished hereunder, the Adviser shall receive a monthly management fee at the annual rate of 0.38% of the average daily net assets of the Fund (computed in the manner set forth in the Trust Instrument) throughout the month; provided that in the case of initiation or termination of this Contract during any month, the fee for that month shall be reduced proportionately on the basis of the number of business days during which it is in effect, and the fee computed upon the average net assets for the business days it is so in effect for that month.

3.

It is understood that the Fund will pay all its expenses other than those expressly stated to be payable by the Adviser hereunder, which expenses payable by the Fund shall include, without limitation, (i) interest and taxes; (ii) brokerage commissions and other costs in connection with the purchase or sale of securities and other investment instruments; (iii) fees and expenses of the Trust’s Trustees other than those who are “interested persons” of the Trust or the Adviser; (iv) legal and audit expenses; (v) custodian, registrar and transfer agent fees and expenses; (vi) fees and expenses related to the registration and qualification of the Trust and the Fund’s shares for distribution under state and federal securities laws; (vii) expenses of printing and mailing reports and notices and proxy material to shareholders of the Fund; (viii) all other expenses incidental to holding meetings of the Fund’s shareholders, including proxy solicitations therefor; (ix) its proportionate share of insurance premiums; (x) its proportionate share of association membership dues; (xi) expenses of typesetting for printing Prospectuses and Statements of Additional Information and supplements thereto; (xii) expenses of printing and mailing Prospectuses and Statements of Additional Information and supplements thereto sent to existing shareholders; and (xiii) such non-recurring or extraordinary expenses as may arise, including those relating to actions, suits or proceedings to which the Fund is a party and the legal obligation which the Fund may have to indemnify the Trust’s Trustees and officers with respect thereto. It is understood that service charges billed directly to shareholders of the Fund, including charges for exchanges, redemptions, or other services, shall not be payable by the Adviser, but may be received and retained by the Adviser or its affiliates.

4.

The services of the Adviser to the Fund are not to be deemed exclusive, the Adviser being free to render services to others and engage in other activities, provided, however, that such other services and activities do not, during the term of this Contract, interfere, in a material manner, with the Adviser’s ability to meet all of its obligations with respect to rendering services to the Fund hereunder. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Adviser, the Adviser shall not be subject to liability to the Fund or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security or other investment instrument.

5.

Subject to the prior written approval of the Trustees of the Trust, satisfaction of all applicable requirements under the 1940 Act, and such other terms and conditions as the Trustees may impose, the Adviser may appoint (and may from time to time remove) one or more unaffiliated persons as agent to perform any or all of the services specified hereunder and to carry out such provisions of this Agreement as the Adviser may from time to time direct, and may delegate to such unaffiliated persons the authority vested in the Adviser pursuant to this Agreement to the extent necessary to enable such persons to perform the services requested of such person by the Adviser, provided, however, that the appointment of any such agent shall not relieve the Adviser of any of its liabilities hereunder.

6.

Compliance.  (a)  The Adviser will comply with (i) all applicable state and federal laws and regulations governing the performance of the Adviser’s duties hereunder, (ii) the investment objective, policies and limitations, as provided in the Fund’s Prospectus and other governing documents, and (iii) such instructions, policies and limitations relating to the Fund and/or the oversight of the Adviser’s performance of its duties hereunder as the Trustees or the Administrator or its affiliates may from time to time adopt and communicate in writing to the Adviser.

(b)  The Adviser will adopt a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide the Trust with a copy of such code of ethics, evidence of its adoption and copies of any supplemental policies and procedures implemented to ensure compliance therewith.

7.

Confidentiality.

The parties to this Contract agree that each shall treat as confidential all information provided by a party to the others regarding such party’s business and operations, including without limitation the investment activities or holdings of the Fund.  All confidential information provided by a party hereto shall be used by any other parties hereto solely for the purposes of rendering services pursuant to this Contract and, except as may be required in carrying out the terms of this Contract, shall not be disclosed to any third party without the prior consent of such providing party.  The foregoing shall not be applicable to any information that is publicly available when provided or which thereafter becomes publicly available other than in contravention of this paragraph or which is required to be disclosed by any regulatory authority in the lawful and appropriate exercise of its jurisdiction over a party, any auditor of the parties hereto, by judicial or administrative process or otherwise by applicable law or regulation.

8.

Liability; Standard of Care.  Notwithstanding anything herein to the contrary, neither the Adviser, nor any of its directors, officers or employees, shall be liable to the Trust for any loss resulting from the Adviser’s acts or omissions as the Adviser to the Fund, except to the extent any such losses result from bad faith, willful misfeasance, reckless disregard or gross negligence on the part of the Adviser or any of its directors, officers or employees in the performance of the Adviser’s duties and obligations under this Contract.

9.

Indemnification.  The Adviser agrees to indemnify and hold the Trust harmless from any and all direct or indirect liabilities, losses or damages (including reasonable attorneys fees) suffered by the Trust resulting from (a) the Adviser’s breach of its duties hereunder, or (b) bad faith, willful misfeasance, reckless disregard or gross negligence on the part of the Adviser or any of its directors, officers or employees in the performance of the Adviser’s duties and obligations under this Contract, except to the extent such loss results from the Trust’s own willful misfeasance, bad faith, reckless disregard or negligence in the performance of its duties under this Contract.

10.

Insurance.  The Adviser shall maintain for the duration hereof, with an insurer acceptable to the Trust, a blanket bond and professional liability (errors and omissions) insurance in amounts reasonably acceptable to the Trust.  The Adviser agrees that such insurance shall be considered primary and the Adviser shall assure that such policies pay claims prior to similar policies that may be maintained by the Administrator.  In the event the Adviser fails to have in force such insurance, that failure will not exclude the Adviser’s responsibility to pay for any damages in breach hereof.

11.

Conflicts of Interest.  It is understood that the Trustees, officers, agents and shareholders of the Trust are or may be interested in the Adviser as directors, officers, stockholders or otherwise; that directors, officers, agents and stockholders of the Adviser are or may be interested in the Trust as trustees, officers, shareholders or otherwise; that the Adviser may be interested in the Trust; and that the existence of any such dual interest shall not affect the validity of this Contract or of any transactions hereunder except as otherwise provided in the Trust’s Declaration of Trust and the Certificate of Formation and Limited Liability Company Operating Agreement of the Adviser, respectively, or by specific provisions of applicable law.

12.

Regulation.  The Adviser shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Contract any information, reports or other material which any such body by reason of this Contract may reasonably request or require pursuant to applicable laws and regulations.

13.

(a) Representations of the Fund.  The Trust, on behalf of the Fund, represents and warrants that:

(i)  the Trust is a statutory trust established pursuant to the laws of the State of Delaware;

(ii)  the Trust is duly registered as an investment company under the 1940 Act and the Fund is a duly constituted series portfolio thereof;

(iii)  the execution, delivery and performance of this Contract are within the Trust’s powers, have been and remain duly authorized by all necessary action (including without limitation all necessary approvals and other actions required under the 1940 Act, and will not violate or constitute a default under any applicable law or regulation or of any decree, order, judgment, agreement or instrument binding on the Trust or the Fund;

(iv)  no consent (including, but not limited to, exchange control consents) of any applicable governmental authority or body is necessary, except for such consents as have been obtained and are in full force and effect, and all conditions of which have been duly complied with; and

(v)  this Contract constitutes a legal, valid and binding obligation enforceable against the Trust and the Fund in accordance with its terms.

(b)

Representations of the Adviser.  The Adviser represents, warrants and agrees that:

(i)  the Adviser is a Delaware limited liability company established pursuant to the laws of the State of Delaware;

(ii)  the Adviser is duly registered as an “investment adviser” under the Investment Advisers Act of 1940, as amended from time to time, and as a “commodity pool operator” and a “commodity trading adviser” under the Commodity Exchange Act of 1936, as amended from time to time;

(iii) the execution, delivery and performance of this Contract are within the Adviser’s powers, have been and remain duly authorized by all necessary corporate action and will not violate or constitute a default under any applicable law or regulation or of any decree, order, judgment, agreement or instrument binding on the Adviser;

(iv) no consent (including, but not limited to, exchange control consents) of any applicable governmental authority or body is necessary, except for such consents as have been obtained and are in full force and effect, and all conditions of which have been duly complied with; and

(v) this Contract constitutes a legal, valid and binding obligation enforceable against the Adviser.

(c)

Covenants of the Adviser.  (1)  The Adviser will promptly notify the Trust in writing of the occurrence of any event which could have a material impact on the performance of its obligations pursuant to this Contract, including without limitation:

(i)  the occurrence of any event which could disqualify the Adviser from serving as an investment adviser of a registered investment company pursuant to Section 9(a) of the 1940 Act or otherwise;

(ii)  any material change in the Adviser’s overall business activities that may have a material adverse effect on the Adviser’s ability to perform under its obligations under this Contract;

(iii)  any event that would constitute a change in control of the Adviser;

(iv)  any change in the portfolio manager(s) of the Fund;

(v)   any proposed change or change in the representations made by the Adviser concerning the nature of the Adviser’s business plan; and

(vi)  the existence of any pending or threatened audit, investigation, complaint, examination or other inquiry (other than routine regulatory examinations or inspections) relating to the Fund conducted by any state or federal governmental regulatory authority.

(2)  The Adviser agrees that it will promptly supply the Trust with copies of any material changes to any of the documents provided by the Adviser pursuant to Section 6(b).

14.

Use of the Adviser’s Name.  The Trust will not use the name of the Adviser, or any affiliate of the Adviser, in any prospectus, advertisement sales literature or other communication to the public except in accordance with such policies and procedures as shall be mutually agreed to by the Adviser and the Trust.

15.

Use of the Trust’s Name.  The Adviser will not use the name of the Trust or the Fund in any prospectus, advertisement, sales literature or other communication to the public except in accordance with such policies and procedures as shall be mutually agreed to by the Adviser and the Trust.

16.

(a)

Subject to prior termination as provided in sub-paragraph (d) of this paragraph 16, this Contract shall continue in force until September 30, 2020 and indefinitely thereafter, but only so long as the continuance after such date shall be specifically approved at least annually by vote of the Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund.

(b)

This Contract may be modified by mutual consent subject to the provisions of Section 15 of the 1940 Act, as modified by or interpreted by any applicable order or orders of the Securities and Exchange Commission (the “Commission”) or any rules or regulations adopted by, or interpretative releases or no-action letters of, the Commission or its staff.

(c)

In addition to the requirements of sub-paragraphs (a) and (b) of this paragraph 16, the terms of any continuance or modification of this Contract must have been approved by the vote of a majority of those Trustees of the Trust who are not parties to the Contract or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.

(d)

Either party hereto may, at any time on sixty (60) days’ prior written notice to the other, terminate this Contract, without payment of any penalty, by action of its Trustees or Board of Directors, as the case may be, or with respect to the Fund by vote of a majority of the outstanding voting securities of the Fund. This Contract shall terminate automatically in the event of its assignment.

17.

The Adviser is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Trust’s Trust Instrument or other organizational document and agrees that the obligations assumed by the Trust pursuant to this Contract shall be limited in all cases to the Fund and its assets, and the Adviser shall not seek satisfaction of any such obligation from the shareholders or any shareholder of the Fund or any other Funds of the Trust. In addition, the Adviser shall not seek satisfaction of any such obligations from the Trustees or any individual Trustee. The Adviser understands that the rights and obligations of any Fund under the Trust Instrument or other organizational document are separate and distinct from those of any and all other Funds.

18.

This Contract shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, without giving effect to the choice of laws provisions thereof.

The terms “vote of a majority of the outstanding voting securities,” “assignment,” and “interested persons,” when used herein, shall have the respective meanings specified in the 1940 Act and rules thereunder, as now in effect or as hereafter amended, and subject to such orders or no-action letters as may be granted by the Commission or its staff.

IN WITNESS WHEREOF the parties have caused this instrument to be signed in their behalf by their respective officers thereunto duly authorized, and their respective seals to be hereunto affixed, all as of the date written above.

FIDELITY OXFORD STREET TRUST

on behalf of Fidelity SAI Inflation-Focused Fund

By: /s/Laura M. Del Prato

Name: Laura M. Del Prato

President and Treasurer

GEODE CAPITAL MANAGEMENT, LLC

By: /s/Jeffrey S. Miller

Name: Jeffrey S. Miller

Chief Operating Officer

ACCEPTED AND AGREED:

FIDELITY MANAGEMENT & RESEARCH COMPANY LLC

By	/s/Christopher J. Rimmer_
Christopher J. Rimmer
Treasurer